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PROMOTIONAL AND LICENSING AGREEMENT

THIS PROMOTIONAL AND LICENSING AGREEMENT (this "Agreement"), dated as of November 23, 1998, is entered into by and between The Jarrett Driving, Adventure, Inc., a Florida corporation ("Company"), and Ned Jarrett, an individual ("Ned") with reference to the following:

A. Simultaneously with the execution and delivery of this Agreement, (i) Company and Ned are entering into a ten (10) year agreement for Company to pay Ned one million (1,000,000) shares of common stock of The Jarrett Driving, Adventure, Inc., a Florida corporation (valued at $10,000). This payment is in return for Ned granting, to Company a license to use Ned's name and likeness in advertising, products and promotional materials, as well as an agreed upon number of appearances per year and an agreed upon number of radio and/or TV commercials, to be specified within this document.

NOW, THEREFORE, in consideration of the obligations and agreements contained herein, the parties hereto agree as follows:

1. DEFINITIONS. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Promotion and Licensing Agreement.

1.1. Licensed Material. "Licensed Material" shall mean the name "Ned Jarrett", copyrights and trademarks owned or controlled by Ned and any and all names, symbols, emblems, designs, likenesses, photographs, images and visual representations of or relating to Ned that are approved by Ned in his sole and absolute discretion.

1.2. Licensed Products. "Licensed Products" shall mean any goods, products, merchandise or other personal property that (i) have been approved by Ned in his sole and absolute discretion,
(ii) are manufactured or produced by or on behalf of Company,
(iii) contain, embody, depict, (whether in the product itself or in the packaging, marketing or promotional materials) Licensed Material in a manner specifically approved by Ned in his sole and absolute discretion, and (iv) are marketed, sold, distributed or otherwise used by Company in connection with Ned under the terms of this Agreement. It is currently contemplated that the types of products that may be approved by Ned for use as Licensed Products may include, without limitation, some or all of the following: souvenirs, memorabilia, clothing, personal effects, videos, books and magazines.

2.PROMOTIONAL SERVICES.

2.1  Commercials.

(a)  Agreement to Perform.  During the Term (as defined in
Section 4), Ned agrees to serve without charge, but subject to applicable union and guild minimums, as the feature actor in four (4) commercials per year promoting the Company and the Franchise. Each such commercial shall be no longer than sixty
(60) seconds in length and shall be produced in no more than two
(2) variations. The commercials may be aired on local or national television or radio, or both.
(b) Consultation and Approval Rights. Company shall consult with Ned with respect to the nature, content (including all audio and visual elements) and use of any commercial proposed by Company. Ned shall also have the right to approve in his sole and absolute discretion such nature, content and use of such commercial. Further, Ned shall have the right, in his sole and absolute discretion, to decline to perform in any commercial proposed by Company if he reasonably believes that the content of such commercial would be detrimental to the value of the Licensed Material or to his image or reputation. In addition, Company shall not broadcast a completed commercial until such commercial has been submitted to Ned for his review and Ned has in his sole and absolute discretion approved the completed form of the commercial and the intended broadcast forum.

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(c) Scheduling and Expenses.  Company shall make best efforts to provide Ned with at least ninety (90) days advance notice of scheduling of proposed commercials, and such scheduling shall be subject to Ned's professional availability. All expenses associated with the production of the commercials, including Ned's reasonable and customary travel expenses, will be paid for by the Company.

2.2. Appearances. Each year during the Term, Ned agrees, subject to Ned's professional availability, to appear at three
(3) events such as grand openings, annual shareholders meeting and other promotional activities.

2.3. Additional Promotional Activities. From time to time during the Term, Company may request that Ned provide other promotional services for the Company in addition to those set forth herein. Ned may decline or accept these requests in his sole and absolute discretion.

3.  LICENSE.

3.1.  Grant of License.  Subject to the terms of this Agreement
Ned hereby grants to Company for the Term (as defined in Section
4 below) a nonexclusive license to utilize the Licensed Material throughout the world in connection with:

(a) The advertisement, promotion, solicitation and sale of equity and debt investment in Company;
(b) The design, construction, development, promotion, advertising, implementation and operation of the Jarrett Driving Adventure, Inc.
(c) The advertisement, promotion, solicitation and sale of possible franchises.
(d) The design, manufacture, promotion, advertisement, distribution and sale of Licensed Products in connection with the Company.


4. TERM AND TERMINATION. The term of this agreement (the "Term") shall be ten (10) years beginning with the opening, of the first Jarrett Driving Adventure driving school, unless sooner terminated by the occurrence of any of the following:

(a) A material breach by Company of this Agreement which breach has not been satisfied within thirty (30) days of receipt of written notice from Ned thereof,
(b) Upon receipt of written notice from Ned if, as the result of (i) any act or omission of Company, (ii) any claim or charge against Company or (iii) any other occurrence or circumstances involving Company, the continued association of Ned with Company would be detrimental to the value of the Licensed Material or to Ned's image or reputation;
(c) The failure of Company to continually operate and manage the business according to the policies, practices and standards agreed to by the parties;
(d)  The failure of Company to raise the Investment Capital;
(e) The failure of Company to comply with any laws and regulations, the consequences of which are materially adverse to Company.

5. NO COMPETITIVE PROMOTIONS. During the Term, Ned shall not directly or indirectly (whether for compensation or otherwise), provide promotional appearances or services to any business which competes with the Company's business of owning and managing driving schools.

6.  REPRESENTATIONS AND WARRANTIES.

6.1 Representation and Warranties of Company. Company represents and warrants to Ned as follows:

(a) Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transaction contemplated herein.

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(b)  This Agreement has been executed and delivered by Company and is the valid and binding obligation of Company enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or similar laws affecting creditors' rights generally, and except in so far as the availability of equitable remedies may be limited by applicable law from time to time in effect.

6.2. Representations of Ned. Ned represents and warrants to Company as follows:

(a) Ned hereby has the right and power to grant to Company the rights described herein and is free to enter into this Agreement and to carry out his obligations hereunder.
(b) Ned warrants that, during the Term, he will not commit any act which brings Company into public disrepute or scandal, or which shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Company.

7.  INDEMINIFICATION.

7.1 Indemnification Obligation. Company shall indemnify, defend and hold harmless Ned from and against any and all claims arising out of or in connection with Ned's appearance in commercials and performance of other promotional activities in accordance with this Agreement.

8.  MISCELLANEOUS.

8.1. Effectiveness of Agreement. This Agreement shall become effective on and as of the date of execution of this Promotion and Licensing Agreement.

8.2. Successors and Assigns. This Agreement shall bind and inure to the benefit of Company and Ned and their respective successors, permitted assign heirs and legal representatives (as the case may be) of Company and Ned.

8.3. Assignment. Company may not assign its rights under this Agreement to any purchaser or transferee without the prior written consent of Ned.

8.4. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supercedes all prior and contemporaneous arrangements or understandings with respect thereto.

8.5. Amendment and Modification: Waiver. Except as otherwise provided herein, this Agreement may be amended, modified and supplemented and the application of any provision of this Agreement or any rights or obligations of any party hereunder may be waived (either retroactively or prospectively) only by written agreement of the parties hereto affected by such amendment, modification, supplement or waiver. Further, any waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

8.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

8.9 Arbitration. Any and all disputes arising hereunder shall be subject to resolution by arbitration.


IN WITNESS WHEREOF, the parties hereto have caused this Promotion Agreement to be executed and delivered as of the date first above written.



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By:  Tim Shannon
Date:2/9/99

Tim Shannon - President
The Jarrett Driving Adventure, Inc.

By:  Ned Jarrett
Date:  12/21/98

Ned Jarrett




Addendum 1.0



This Addendum 1.0 is part of the Promotional and Licensing Agreement dated November 23, 1998 between The Jarrett Driving Adventure, Inc. (the company) and Ned Jarrett (Ned).
It is agreed upon by both parties, that the company will not issue any additional common shares, preferred shares or warrants in the company's stock to insiders, directors or affiliates without Ned's approval.

At this time there are no plans for additional offerings, however, in the unlikely event that additional capital for growth is needed it may become necessary to issue additional shares. These shares would result in equal dilution to the value of each share held by all the original shareholders and insiders. Any and all future financings will be offered to Ned prior to outside fulfillment.


Initialed by Tim Shannon
2/9/99

Initialed by Ned Jarrett
1/21/98